Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2021 FINANCIAL RESULTS

•Sales of $321 million, up 36% from last year; Organic Sales up 31%
•Operating Income of $38.5 million; Adjusted Operating Income of $39.2 million, up 41% from last year
•Operating Margin of 12.0%; Adjusted Operating Margin of 12.2%, up 40 bps from last year
•GAAP EPS of $0.48; Adjusted EPS of $0.45, up 67% from last year’s $0.27
•2021 Sales Growth Expectation Increased to 13% to 14% with Organic Sales Growth of 11% to 12%
•2021 Adjusted EPS Outlook of $1.83 to $1.98; Up 12% to 21% from 2020 Adjusted EPS of $1.64

BRISTOL, Conn., July 30, 2021 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the second quarter of 2021.

“With robust orders and sales growth for both Industrial and Aerospace in the second quarter, Barnes Group continues to demonstrate significant recovery as some of the impacts of the global pandemic diminish. With a strong book-to-bill of 1.3 times, total Company backlog improved 12% from the first quarter and is at its highest level since the end of 2019,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Supported by this backlog, our 2021 sales growth expectation remains solid. Coupled with ongoing investments in innovation and other sales initiatives, we look forward to sustaining an upward trend of good growth and improving performance,” added Dempsey.

Second Quarter 2021 Highlights
Second quarter 2021 net sales of $321 million were up 36% from $236 million in the prior year period, with organic sales (1) increasing 31% as the Company sees continuing improvement in many of its end markets. Foreign exchange had a positive impact on sales of 5%. On a sequential basis, sales improved 6% from the first quarter of 2021. Operating income was $38.5 million versus $10.1 million a year ago and operating margin was 12.0% versus 4.3% last year. Excluding restructuring charges of $0.7 million this year and $17.7 million in the prior year period, adjusted operating income of $39.2 million was up 41% and adjusted operating margin of 12.2% was up 40 bps from a year ago.

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Interest expense was $4.5 million, an increase of $0.6 million from the prior year quarter due to a higher average interest rate, offset in part by lower average borrowings. Other expense was $1.3 million, up $0.2 million from a year ago.

The Company's effective tax rate for the second quarter of 2021 was 25.3% compared with 89.0% in the second quarter of 2020 and 37.6% for the full year 2020. The decrease in the second quarter 2021 effective tax rate from the full year 2020 rate is primarily due to the absence of tax expense related to the completed sale of the Seeger business in 2020, a net benefit related to certain foreign tax matters in the current year quarter, and a favorable mix in earnings based on tax jurisdictions.

Net income for the second quarter was $24.5 million, or $0.48 per diluted share, compared to $0.6 million, or $0.01 per diluted share, a year ago. On an adjusted basis, net income per share of $0.45 was up 67% from $0.27 a year ago. Adjusted net income per diluted share in the second quarter of 2021 excludes $0.01 of restructuring charges and a net foreign tax benefit of $0.04, while the second quarter of 2020 excludes $0.26 of restructuring charges.
Year-to-date 2021 cash provided by operating activities was $85.7 million versus $123.2 million in the prior year period. Free cash flow was $68.2 million compared to $103.4 million last year. Capital expenditures were $17.6 million, down $2.2 million from a year ago.

Segment Performance and End Market Outlook
Industrial
Second quarter sales were $235 million, up 42% from $165 million in the prior year period. Organic sales increased 35% reflecting volume increases from strengthening end markets. Favorable foreign exchange increased sales by $12.4 million, or 7%. On a sequential basis, total Industrial sales increased 7% from the first quarter of 2021.

Operating profit in the second quarter was $27.3 million versus an operating loss of $0.3 million in the prior year period. Excluding $0.2 million of restructuring costs in this year’s second quarter and $15.8 million last year, adjusted operating profit was $27.5 million versus $15.5 million a year ago. The increase in adjusted operating profit was driven by the contribution of higher sales volumes and the benefit of 2020 cost actions, offset in part by higher personnel costs, primarily incentive compensation, and costs incurred in support of segment growth initiatives. Adjusted operating margin was 11.7%, up 230 bps from a year ago.

Aerospace
Second quarter sales were $86 million, up 23% from $71 million last year, benefitting from improving original equipment manufacturing (“OEM”), while the aerospace aftermarket business continues to be impacted by lingering effects of the global pandemic. Aerospace OEM sales increased 37%, while aftermarket sales decreased 2%. On a sequential basis, Aerospace sales increased 6% from the first quarter of 2021.

Operating profit was $11.3 million, up 8% from $10.4 million in the prior year period. Excluding $0.4 million of restructuring costs in this year’s second quarter and $1.9 million last year, adjusted operating profit was $11.7 million, down 5% from last year’s $12.4 million. The decrease in adjusted operating profit was driven by higher incentive compensation and unfavorable mix. Adjusted operating margin was 13.5%, down 400 bps from a year ago.

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Aerospace OEM backlog ended the second quarter at $694 million, up 16% from March 2021. The Company expects to ship approximately 40% of this backlog over the next 12 months.

Balance Sheet and Liquidity

Barnes Group’s balance sheet position and liquidity profile remain supportive of ongoing investments in growth initiatives. The Company has liquidity of $91 million in cash and approximately $451 million available under the revolving credit facility, subject to covenants which would have allowed $204 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.9 times at quarter end, down from 3.1 times at the end of the first quarter 2021.

Updated 2021 Outlook

Barnes Group now expects 2021 organic sales to be up 11% to 12%, up from the prior 10% to 12% expectation. Foreign exchange is anticipated to have an approximate 2% favorable impact on 2021 sales, while divested revenues will have an approximate negative 1% impact. Operating margin is forecasted to be approximately 13%. Adjusted earnings per share are now expected to be in the range of $1.83 to $1.98, up 12% to 21% from 2020’s adjusted earnings per share of $1.64 and reflective of an increase at the lower end of our prior range of $1.78 to $1.98. Further, the Company continues to forecast capital expenditures of approximately $50 million and an effective tax rate of approximately 30% for 2021. Cash conversion in now expected to be greater than 110% of net income.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss second quarter 2021 results at 8:30 a.m. ET today, July 30, 2021. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 6987911. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 30, 2021 until 11:59 p.m. (ET) on Friday, August 6, 2021, by dialing (416) 621-4642; Conference ID 6987911.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. The skilled

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and dedicated employees of Barnes Group around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. Barnes Group is committed to corporate accountability and furthering environmental, social and governance principles as evidenced by our listing as one of America’s Most Responsible Companies by Newsweek. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," “may,” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity throughout the unknown duration and severity of the pandemic; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; disruptions in information technology systems, including as a result of cybersecurity or data security breaches; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, social, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net sales	$321,158	$235,537	36.4	$622,787	$566,207	10.0

Cost of sales	203,168	147,058	38.2	397,864	355,306	12.0
Selling and administrative expenses	79,447	78,364	1.4	154,000	151,472	1.7
	282,615	225,422	25.4	551,864	506,778	8.9
Operating income	38,543	10,115	281.0	70,923	59,429	19.3

Operating margin	12.0%	4.3%		11.4%	10.5%

Interest expense	4,475	3,898	14.8	8,416	8,223	2.3
Other expense (income), net	1,272	1,060	20.0	2,734	2,654	3.0
Income before income taxes	32,796	5,157	536.0	59,773	48,552	23.1
Income taxes	8,305	4,590	80.9	15,900	18,252	(12.9)
Net income	$24,491	$567	NM	$43,873	$30,300	44.8

Common dividends	$8,090	$8,072	0.2	$16,194	$16,205	(0.1)

Per common share:
Net income:
Basic	$0.48	$0.01	NM	$0.86	$0.60	43.3
Diluted	0.48	0.01	NM	0.86	0.59	45.8
Dividends	0.16	0.16	—	0.32	0.32	—

Weighted average common shares outstanding:
Basic	50,933,222	50,764,575	0.3	50,933,373	50,912,854	—
Diluted	51,102,303	51,008,922	0.2	51,095,198	51,200,967	(0.2)

NM - Not meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2021	2020	% Change		2021	2020	% Change
Net sales
Industrial	$234,679	$165,031	42.2		$454,671	$364,131	24.9
Aerospace	86,485	70,508	22.7		168,127	202,079	(16.8)
Intersegment sales	(6)	(2)			(11)	(3)
Total net sales	$321,158	$235,537	36.4		$622,787	$566,207	10.0

Operating profit (loss)
Industrial	$27,273	$(300)	NM		$48,568	$17,625	175.6
Aerospace	11,270	10,415	8.2		22,355	41,804	(46.5)
Total operating profit	$38,543	$10,115	281.0		$70,923	$59,429	19.3

Operating margin			Change				Change
Industrial	11.6%	(0.2)%	1,180	bps.	10.7%	4.8%	590	bps.
Aerospace	13.0%	14.8%	(180)	bps.	13.3%	20.7%	(740)	bps.
Total operating margin	12.0%	4.3%	770	bps.	11.4%	10.5%	90	bps.

NM - Not meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$91,134	$79,145
Accounts receivable	260,203	251,460
Inventories	235,537	238,008
Prepaid expenses and other current assets	77,795	73,732
Total current assets	664,669	642,345

Deferred income taxes	21,899	22,092
Property, plant and equipment, net	357,403	370,947
Goodwill	986,061	1,011,580
Other intangible assets, net	534,836	564,132
Other assets	62,003	65,130
Total assets	$2,626,871	$2,676,226

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$14	$2,115
Accounts payable	124,458	112,428
Accrued liabilities	180,978	178,560
Long-term debt - current	1,983	2,276
Total current liabilities	307,433	295,379

Long-term debt	654,483	699,868
Accrued retirement benefits	93,633	98,171
Deferred income taxes	76,507	91,668
Long-term tax liability	52,114	59,063
Other liabilities	52,308	49,400

Total stockholders' equity	1,390,393	1,382,677
Total liabilities and stockholders' equity	$2,626,871	$2,676,226

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2021	2020
Operating activities:
Net income	$43,873	$30,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,683	45,258
Gain on disposition of property, plant and equipment	(76)	(111)
Stock compensation expense	5,632	5,798
Seeger divestiture charges	—	6,620
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	(12,660)	89,426
Inventories	89	(32,551)
Prepaid expenses and other current assets	(3,473)	(6,607)
Accounts payable	13,880	(12,401)
Accrued liabilities	1,721	2,581
Deferred income taxes	(5,101)	(5,417)
Long-term retirement benefits	889	(2,730)
Long-term tax liability	(6,949)	—
Other	3,213	3,028
Net cash provided by operating activities	85,721	123,194

Investing activities:
Proceeds from disposition of property, plant and equipment	136	230
Proceeds from the sale of businesses, net of cash sold	—	36,879
Capital expenditures	(17,567)	(19,800)
Other	2,924	—
Net cash (used) provided by investing activities	(14,507)	17,309

Financing activities:
Net change in other borrowings	(2,184)	(2,167)
Payments on long-term debt	(56,502)	(189,370)
Proceeds from the issuance of long-term debt	25,000	75,000
Proceeds from the issuance of common stock	210	350
Common stock repurchases	(5,229)	(15,550)
Dividends paid	(16,194)	(16,205)
Withholding taxes paid on stock issuances	(191)	(137)
Other	(3,477)	(3,531)
Net cash used by financing activities	(58,567)	(151,610)

Effect of exchange rate changes on cash flows	(1,252)	(1,722)
Increase (decrease) in cash, cash equivalents and restricted cash	11,395	(12,829)

Cash, cash equivalents and restricted cash at beginning of period	91,468	93,805
Cash, cash equivalents and restricted cash at end of period	102,863	80,976
Less: Restricted cash, included in Prepaid expenses and other current assets	(6,970)	—
Less: Restricted cash, included in Other assets	(4,759)	(6,738)
Cash and cash equivalents at end of period	$91,134	$74,238

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2021	2020
Free cash flow:
Net cash provided by operating activities	$85,721	$123,194
Capital expenditures	(17,567)	(19,800)
Free cash flow (1)	$68,154	$103,394

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,					Six months ended June 30,
	2021	2020		% Change		2021	2020	% Change
SEGMENT RESULTS
Operating Profit (Loss) - Industrial Segment (GAAP)	$27,273	$(300)		NM		$48,568	$17,625	175.6
Restructuring/reduction in force charges	223	15,766				305	15,766
Seeger divestiture adjustments	—	—				—	2,409
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$27,496	$15,466		77.8		$48,873	$35,800	36.5

Operating Margin - Industrial Segment (GAAP)	11.6%	(0.2)%		1,180	bps.	10.7%	4.8%	590	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	11.7%	9.4%		230	bps.	10.7%	9.8%	90	bps.

Operating Profit - Aerospace Segment (GAAP)	$11,270	$10,415		8.2		$22,355	$41,804	(46.5)
Restructuring/reduction in force charges	439	1,939				449	1,939
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$11,709	$12,354		(5.2)		$22,804	$43,743	(47.9)

Operating Margin - Aerospace Segment (GAAP)	13.0%	14.8%		(180)	bps.	13.3%	20.7%	(740)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	13.5%	17.5%		(400)	bps.	13.6%	21.6%	(800)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$38,543	$10,115		281.0		$70,923	$59,429	19.3
Restructuring/reduction in force charges	662	17,705				754	17,705
Seeger divestiture adjustments	—	—				—	2,409
Operating Income as adjusted (Non-GAAP) (1)	$39,205	$27,820		40.9		$71,677	$79,543	(9.9)

Operating Margin (GAAP)	12.0%	4.3%		770	bps.	11.4%	10.5%	90	bps.
Operating Margin as adjusted (Non-GAAP) (1)	12.2%	11.8%		40	bps.	11.5%	14.0%	(250)	bps.

Diluted Net Income per Share (GAAP)	$0.48	$0.01		NM		$0.86	$0.59	45.8
Foreign tax matters	(0.04)	—				(0.04)	—
Restructuring/reduction in force charges	0.01	0.26				0.01	0.26
Seeger divestiture adjustments	—	—				—	0.13
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.45	$0.27		66.7		$0.83	$0.98	(15.3)

	Full-Year 2020	Full-Year 2021 Outlook
Diluted Net Income per Share (GAAP)	$1.24	$1.85	to	$2.00

Seeger divestiture adjustments	0.13		—
Restructuring/reduction in force charges	0.27		0.02
Foreign tax matters	—		(0.04)

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.64	$1.83	to	$1.98

NM - Not meaningful

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.5M reflected within the Industrial segment's operating profit ($2.4M through the second quarter of 2020) and $4.2M of tax expense and 2) charges taken in 2020 related to restructuring and workforce reduction actions implemented across its businesses, including $18.2M reflected within operating profit ($17.7M in the second quarter) and $1.0M reflected within other expense (income), net ($0.5M in the second quarter). The tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and approximated 30%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.